Exhibit 99.1

Contacts:

Caraco Pharmaceutical – Jitendra Doshi - P: (313) 871-8400
Caraco Pharmaceutical – Thomas Versosky - P: (313) 556-4150

Caraco Pharmaceutical Laboratories, Ltd. Reports Results for the Third Quarter and First Nine Months of Fiscal Year 2010

DETROIT, January 28, 2010 -- Caraco Pharmaceutical Laboratories, Ltd. (NYSE Amex: CPD) generated net sales of $52.0 million and $178.4 million for the third quarter and first nine months of Fiscal 2010, respectively, compared to $55.7 million and $286.2 million, respectively, during the corresponding periods of Fiscal 2009. Net sales decreased during the third quarter and first nine months of Fiscal 2010, in comparison to the corresponding periods of Fiscal 2009, primarily as a result of the adverse effect on sales of Caraco-owned products (those products for which Caraco owns the ANDAs) due to the actions of the FDA and the cessation of manufacturing, and in part due to the negative impact of our voluntary recalls. Sales of distributed products were lower during the first nine months of Fiscal 2010 over the corresponding period of Fiscal 2009 due to higher sales of Paragraph IV products during the first nine months of Fiscal 2009, particularly sales of certain Paragraph IV products which were launched by the Company during the fourth quarter of Fiscal 2008 under the distribution and sale agreement with Sun Pharma. These product sales may or may not be sustainable, as previously disclosed. The sales of distributed products were also lower due to price erosion on the products sold, partially offset by new product launches.  The Company incurred a net pre-tax loss of $4.9 million during the third quarter and $8.8 million during the first nine months of Fiscal 2010, as compared to earning net pre-tax income of $6.5 million and $33.4 million, respectively, during the corresponding periods of Fiscal 2009. Net pre-tax income in the third quarter of Fiscal 2010 was lower primarily due to the cessation of manufacturing at the Company’s Michigan facilities resulting in the loss of revenues from such products.  The net pre-tax loss for the first nine months of the current fiscal year was due to a reserve created, in the amount of $15.9 million, relating to inventory seized by the FDA, and also due to the cessation of manufacturing at the Company’s Michigan facilities, partially offset by non-recurring income earned during the second quarter of Fiscal 2010 in the amount of $20.0 million as part of an asset purchase agreement arising out of a settlement agreement entered into by the Company. Such income is not expected to recur in future periods. Caraco incurred a net loss of $3.0 million and $5.8 million during the third quarter and first nine months of Fiscal 2010, as compared to net income of $5.1 million and $22.9 million, respectively, during the corresponding periods of Fiscal 2009. Caraco generated cash from operations in the amount of $15.5 million during the first nine months of Fiscal 2010, as compared to generating cash from operations in the amount of $0.2 million during the corresponding period of Fiscal 2009.

As previously disclosed, on June 25, 2009, U.S. Marshals, at the request of the FDA, arrived and seized drug products manufactured in our Michigan facilities. The seizure also included ingredients and in-process materials held at these same facilities. The estimated value of such seized inventory as of December 31, 2009 was $24.0 million. Products sold and distributed by Caraco that are manufactured by third parties and outside of these facilities are not impacted and distribution and marketing of these products continues. The Company has also transferred certain Caraco-owned products to additional alternate manufacturing sites that would allow the Company to regain revenues from those products while Caraco completes the necessary remedial actions that would lead to resumption of its manufacturing operations.

As previously disclosed, the Company voluntarily entered into a Consent Decree of Condemnation, Forfeiture and Permanent Injunction (“Consent Decree”) with the FDA on September 29, 2009. As stipulated in the Consent Decree, the Company will attempt to have the seized inventory released. The Company believes that, except for the raw materials which were opened solely for the purpose of sampling, the estimated value of which is $8.1 million, all other seized inventory would be difficult to recondition. Accordingly, a reserve in the amount of $15.9 million has been created as of December 31, 2009 for this remaining inventory. In accordance with the Consent Decree, the Company has also provided third party certification to the FDA and requested the release of raw materials which were opened solely for the purpose of sampling.

The Consent Decree provides a series of measures that, when satisfied, will permit the Company to resume manufacturing and distributing those products which are manufactured in its Michigan facilities. In accordance with the Consent Decree, the Company has engaged a consulting firm which is comprised of current good manufacturing practice (“cGMP”) experts and has submitted a work plan to the FDA in October 2009 for remedial actions leading to resumption of its manufacturing operations. Some additional details and clarifications to the work plan were submitted to the FDA for its approval on January 14, 2010. As a result of the FDA action, Caraco voluntarily ceased manufacturing operations and instituted, in two phases, indefinite layoffs of approximately 430 of our employees.  The Company has subsequently started recalling some of these employees in conjunction with its efforts to restart its manufacturing activities. Further details on the results of operations are provided below.

Caraco earned gross profit of $3.1 million in the third quarter of Fiscal 2010 and incurred a gross loss of $4.7 million during the first nine months of Fiscal 2010, as compared to earning gross profit of $15.9 million and $61.5 million, respectively, during the corresponding periods of Fiscal 2009. The gross loss in the first nine months of Fiscal 2010 was, in large part, due to a reserve of $15.9 million provided on the inventory seized by the FDA, as well as lower sales of both distributed and Caraco-owned products. The decrease in gross profit in the third quarter of Fiscal 2010, as compared to the corresponding period of Fiscal 2009 was primarily due to the negligible sales of Caraco-owned products.

Selling, general and administrative (“SG&A”) expenses during the third quarter and first nine months of Fiscal 2010 were $5.4 million and $15.9 million, respectively, as compared to $3.7 million and $11.8 million, respectively, during the corresponding periods of Fiscal 2009, representing increases of 45% and 34%, respectively. SG&A expenses, as a percentage of net sales, increased to 9% for the first nine months of Fiscal 2010, as compared to 4% for the corresponding period of Fiscal 2009. The higher percentage of SG&A is partly due to the lower sales in the current period versus the corresponding period last year.

Total R&D expenses incurred for the third quarter and first nine months of Fiscal 2010 were $2.8 million and $8.3 million respectively, as compared to $5.8 million and $16.9 million, respectively, during the corresponding periods of Fiscal 2009. The R&D expenses during the first nine months of Fiscal 2010 were lower compared to those during the corresponding period of Fiscal 2009 as we were reimbursed a certain amount relating to certain product litigation costs during the second quarter of Fiscal 2010, as part of a settlement agreement, as previously disclosed. Although R&D expenses have decreased in the current period due to the focus of the Company on remediating FDA concerns, they are likely to increase once the company refocuses on new product filings and approvals with the FDA.

Caraco filed two Abbreviated New Drug Applications (“ANDAs”) relating to two products with the FDA during the first nine months of Fiscal 2010. The Company has not received FDA approval for any ANDAs during the first nine months of Fiscal 2010 and does not expect to receive any approvals for products out of its Michigan facilities until resolution of the FDA’s concerns. The total number of ANDAs pending approval by the FDA as of December 31, 2009 was 31 (including four tentative approvals) relating to 27 products.

As previously disclosed, the FDA has initiated certain actions and, as a consequence, production at the Company’s Michigan facilities has voluntarily been ceased. This will adversely affect the overall profitability of the Company in the near term. The Company has initiated a reduction in various expenses in an effort to bring its expenses in line with its current levels of sales.  Such reduction is expected to continue until FDA concerns are resolved and the Company resumes its manufacturing activities, of which there is no assurance. As of December 31, 2009, we have $67 million in cash and another $10 million in short-term investments, including the proceeds from a loan in the amount of $16.2 million, currently classified as a short term liability. The Company believes that its cash flow from operations and cash balances will continue to support its ongoing business requirements, however, because of, among other things, decreased customer confidence, the uncertainty of future costs of FDA compliance and associated costs, there can be no assurance. Caraco intends to continue to work with the FDA to effectively and expeditiously resolve remaining concerns, although there can be no assurance that the Company will succeed in reaching such a resolution or the terms thereof.

This press release should be read in conjunction with our quarterly report on Form 10-Q which will provide more detailed information on the results of the third quarter of Fiscal 2010.

Detroit-based Caraco Pharmaceutical Laboratories, Ltd., develops, manufactures, markets and distributes generic pharmaceuticals to the nation's largest wholesalers, distributors, drugstore chains and managed care providers.

Safe Harbor: This news release contains forward-looking statements made pursuant to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. Without limitation, the words “believe” or “expect” and similar expressions are intended to identify forward-looking statements. Such statements are based on management's current expectations and are subject to risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. These risks and uncertainties are contained in the Corporation's filings with the Securities and Exchange Commission, including Part I, Item 1A of our most recent Form 10-K, and include but are not limited to: information of a preliminary nature that may be subject to adjustment, potentially not obtaining or delay in obtaining FDA approval for new products, governmental restrictions on the sale of certain products, development by competitors of new or superior products or less expensive products or new technology for the production of products, the entry into the market of new competitors, market and customer acceptance and demand for new pharmaceutical products, availability of raw materials, timing and success of product development and launches, dependence on few products generating majority of sales, product liability claims for which the Company may be inadequately insured, material litigation from product recalls, the purported class action lawsuits alleging federal securities laws violations, delays in returning the Company’s products to market, including loss of market share, increased reserves against the FDA-seized inventory, and other risks identified in this report and from time to time in our periodic reports and registration statements. These forward-looking statements represent our judgment as of the date of this report. We disclaim, however, any intent or obligation to update our forward-looking statements.

CARACO PHARMACEUTICAL LABORATORIES, LTD.
(A subsidiary of Sun Pharmaceutical Industries Limited)
STATEMENTS OF OPERATIONS

	Nine Months ended December 31,		Quarter ended December 31,
	2009	2008	2009	2008
	(UNAUDITED)	(UNAUDITED)	(UNAUDITED)	(UNAUDITED)

Net sales	$178,435,869	$286,185,477	$51,989,958	$55,720,312
Cost of goods sold	167,148,654	224,698,828	48,905,076	39,818,936

Gross profit before reserve for inventory seized by FDA	11,287,215	61,486,649	3,084,882	15,901,376

Reserve for inventory seized by FDA	15,950,188	-	-	-

Gross (loss) profit	(4,662,973)	61,486,649	3,084,882	15,901,376

Selling, general and administrative expenses	15,855,217	11,790,777	5,402,641	3,735,532
Research and development costs	8,346,916	16,886,738	2,753,965	5,820,799

Operating (loss) income prior to non-recurring income	(28,865,106)	32,809,134	(5,071,724)	6,345,045

Non-recurring income	20,000,000	-	-	-

Operating (loss) income	(8,865,106)	32,809,134	(5,071,724)	6,345,045

Other income (expense)
Interest expense	(402,174)	-	(144,089)	-
Interest income	464,835	570,847	200,175	150,589
Loss on sale of equipment	(114,272)	-	-	-
Other income	120,698	-	74,390	-
Other income - net	69,087	570,847	130,476	150,589

(Loss) income before income taxes	(8,796,019)	33,379,981	(4,941,248)	6,495,634
Income taxes (benefit) expense	(3,008,190)	10,431,391	(1,907,934)	1,411,082

Net (loss) income	$(5,787,829)	$22,948,590	$(3,033,314)	$5,084,552

Net (loss) income per common share
Basic	(0.15)	0.68	(0.08)	0.15
Diluted	(0.15)	0.57	(0.08)	0.13

Weighted number of shares
Basic	38,457,176	33,609,119	39,090,194	34,749,920
Diluted	38,457,176	40,577,201	39,090,194	40,608,355